Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 14, 2023 relating to the consolidated financial statements and financial statement schedule which appear in eGain Corporation’s Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ BPM LLP

San Jose, California

June 6, 2024